Exhibit 99.1

Tesoro Corporation Reports 2012 Fourth Quarter and Full Year Results

•	Net income of $0.19 per diluted share, or $1.34 per diluted share, excluding special items

•	Purchased $140 million in Tesoro shares to-date, nearly 30% of authorized buyback program

•	Increased the regular quarterly dividend 33% to $0.20 per share

•	Interim financing for BP Carson acquisition in place

•	Anacortes rail facility sold to Tesoro Logistics for $180 million

•	Agreement to acquire Chevron Northwest Products System by Tesoro Logistics

SAN ANTONIO - February 6, 2013 - Tesoro Corporation (NYSE:TSO) today reported fourth quarter 2012 net income of $27 million, or $0.19 per diluted share compared to a net loss of $124 million, or $0.89 per diluted share for the fourth quarter of 2011.

The fourth quarter 2012 results include after-tax expenses totaling $1.09 per diluted share related to asset impairment charges, asset retirement obligations and expense accruals primarily attributable to the decision to cease refining operations at the Hawaii refinery. Results also include after-tax expenses totaling $0.06 per diluted share primarily related to transaction costs from the announced acquisition of BP’s Southern California refining and marketing business. Excluding these items, the Company earned $190 million, or $1.34 per diluted share in the fourth quarter.

For the full year 2012, the Company reported net income of $743 million, or $5.25 per diluted share, versus net income of $546 million, or $3.81 per diluted share for the full year 2011. Excluding special items, for the full year 2012, the Company earned net income of $956 million, or $6.76 per diluted share, versus an adjusted net income of $581 million, or $4.05 per diluted share for the full year 2011.

“Our solid operating performance allowed us to capture strong crack spreads and report record fourth quarter adjusted earnings per share,” said Greg Goff, President and CEO. “For the full year 2012, we continued to demonstrate our ability to drive fundamental improvements in the business while reporting the highest adjusted earnings in the Company’s history.” With a focus on expanding feedstock advantages and improving products yields, the Company completed three of five large capital refinery projects in 2012, contributing significant additional earnings during the year. In an effort to deliver value-driven growth, the Company added over 225 retail stations during the year. Tesoro also executed three asset sales to Tesoro Logistics and announced the acquisition of Chevron Pipe Line Company’s Northwest Products System by Tesoro Logistics, driving significant growth in that business. And finally, the Company announced the acquisition of BP’s Southern California refining and marketing business, providing a transformational growth opportunity for both Tesoro and Tesoro Logistics.

For the fourth quarter, the Company recorded segment operating income of $150 million, or $405 million excluding special items, compared to a segment operating loss of $96 million, or $89 million excluding special items, in the fourth quarter of 2011. The increase in operating income was driven by a higher margin environment and significantly improved crude oil differentials.

The Tesoro Index was $12.40 per barrel (/bbl) for the fourth quarter, up nearly $5/bbl relative to a year ago. Higher light product crack spreads and more attractive heavy crude oil discounts on the West Coast enhanced the benchmark. During the quarter, heavy California crude oil traded at an $11/bbl discount relative to Brent versus a narrow discount of $1/bbl a year ago. Additionally, in the Mid-Continent, the discount of West Texas Intermediate (WTI) to Brent widened by over $6/bbl relative to a year ago. The Company captured a gross margin of $14.25/bbl.

Driving the Company’s gross margin performance in excess of the Tesoro Index was discounted crude oil compared to benchmark grades of crude oil. On the West Coast, foreign heavy and Canadian light sweet crude oil continued to price at a discount to domestic alternatives. Total throughput in the quarter was 604 thousand barrels per day (mbpd) or 89% utilization.

Direct manufacturing costs in the fourth quarter averaged $4.70/bbl, up $0.28/bbl, a result of higher natural gas prices and lower refinery throughput relative to the third quarter of 2012.

Retail fuel sales volumes in the fourth quarter were up 20% year-over-year driven by the addition of over 225 retail stations in 2012. Same store fuel sales during the quarter were lower by over 2% on a year-over-year basis, while retail fuel margins were up relative to last year.

Corporate and unallocated costs, net of $9 million of corporate depreciation and excluding $7 million in variable stock-based compensation expense and $10 million of transaction costs, primarily related to the acquisition of BP’s Southern California refining and marketing business, were $43 million in the fourth quarter.

Capital Spending and Liquidity
Capital spending for the full year 2012 was $559 million. Turnaround spending for the full year was $261 million. The Company currently anticipates consolidated capital spending in 2013 to be approximately $530 million. Expectations for full year 2013 turnaround spending remain at $310 million. The Company ended the year with over $1.6 billion in cash and remained undrawn with nearly $1.2 billion of availability on the Tesoro Corporation revolving credit facility. Tesoro Logistics ended the quarter undrawn on its separate credit facility.

2013 Strategic Focus
“Looking back at 2012, we continued to deliver sustainable improvements in the business, we reinvested free cash flow into high-return capital projects, we drove significant value growth in Tesoro Logistics and we began returning excess cash to shareholders, all in-line with our plan for the year,” said Goff. Looking to 2013, the Company remains focused on delivering the announced large capital refining projects, strengthening its West Coast business, capitalizing on its advantaged position in the Mid-Continent, driving additional growth in Tesoro Logistics and executing a cash strategy focused on investing for growth and returning cash to shareholders.

Hawaii Refinery Conversion to Terminal
On January 8, 2013, Tesoro Corporation announced that it will cease refining operations at its Hawaii refinery during April of this year, and begin the process of converting the refinery to an import, storage and distribution terminal. Tesoro Hawaii will maintain the existing distribution system to support marketing operations and fulfill its supply commitments while continuing to offer the terminal, distribution and retail assets for sale. The Company expects to realize between $300 to 350 million in cash by the end of 2013, driven by a reduction in working capital needs as a result of this conversion.

Acquisition Funding Update
Tesoro has put in place interim financing facilities for the acquisition of BP’s Southern California refining and marketing business. On January 4, 2013, Tesoro amended its revolving credit facility expanding total available capacity from $1.85 billion to $3.0 billion. Additionally, on January 28, 2013, Tesoro closed a three year $500 million term loan credit facility with attractive borrowing rates and flexible repayment provisions. Both facilities become effective upon the transaction close. With the additional credit capacity in place, the Company expects to fund the transaction with between $500 and $600 million of cash and $500 million in term loan borrowings. The remaining $1.2 billion of required funds is expected to be sourced with revolver borrowings and proceeds from the sale of a portion of the logistics assets to Tesoro Logistics at closing. The terms of the logistics sale have yet to be determined or negotiated.

Returning Cash to Shareholders
Tesoro Corporation today announced that the board of directors has approved a 33% increase in the Company’s regular quarterly cash dividend from $0.15 per share to $0.20 per share, effective with the quarterly dividend payable on March 15, 2013 to holders of record at the close of business on February 28, 2013.

During the fourth quarter of 2012, Tesoro returned $100 million to shareholders via the purchase of over two and a half million of the Company’s shares. Recognizing the continued value opportunity, the Company bought an additional $40 million of shares during the first quarter of 2013, bringing total purchases to $140 million or nearly 30% of the outstanding buyback program.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CST tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2012 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes over 1,400 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations about capital and turnaround spending, the Company’s focus in 2013, cash to be generated from the reduction of working capital in Hawaii, funding for the acquisition of BP’s Southern California refining and marketing business, and the sale of a portion of the logistics assets to Tesoro Logistics LP. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012		2011
Revenues	$8,273	$7,713	$32,974		$30,303
Costs and Expenses:
Cost of sales	7,340	7,307	29,002		27,007
Operating expenses	408	378	1,544		1,495
Selling, general and administrative expenses	72	71	310		237
Depreciation and amortization expense	117	105	445		417
Loss on asset disposals and impairments (a)	255	7	271		67
Operating Income (Loss) (b) (c)	81	(155)	1,402		1,080
Interest and financing costs, net (d)	(29)	(37)	(166)		(179)
Interest income	—	—	2	2	2
Other income (expense), net (e)	(5)	1	(26)		2
Earnings (Loss) Before Income Taxes	47	(191)	1,212		905
Income tax expense (benefit)	12	(73)	442		342
Net Earnings (Loss)	35	(118)	770		563
Less net earnings attributable to noncontrolling interest	8	6	27		17
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$27	$(124)	$743		$546
Net Earnings (Loss) Per Share:
Basic	$0.19	$(0.89)	$5.33		$3.86
Diluted (f)	$0.19	$(0.89)	$5.25		$3.81
Weighted Average Common Shares:
Basic	139.1	138.7	139.4		141.4
Diluted (f)	141.6	138.7	141.5		143.3
________________

(a)
Includes impairment charges and asset retirement obligations of $228 million and $20 million, respectively, for the three months and year ended December 31, 2012, as a result of the decision to cease refining operations at our Hawaii refinery, and begin the process of converting the refinery to an import, storage and distribution terminal. Also includes impairment charges related to the change in scope of a capital project at our Wilmington refinery of $51 million for the year ended December 31, 2011. The after-tax impact of losses on asset disposals and impairments was approximately $154 million and $4 million for the three months ended December 31, 2012 and 2011, respectively, and $165 million and $41 million for the years ended December 31, 2012 and 2011, respectively. The loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel.

(b) Includes $37 million in business interruption and property damage insurance recoveries pre-tax, or $23 million after-tax related to the April 2010 incident at our Washington refinery for the year ended December 31, 2011.
(c) Includes an expense of $9 million for the year ended December 31, 2012, for a supplemental vacation accrual related to a change in benefits for retirement eligible employees. The after-tax impact of the expense was $5 million.
(d) Includes charges of $28 million, pre-tax, or $17 million, after-tax, for premiums and unamortized debt issuance costs associated with the redemption of our 6.625% and 6.500% Senior Notes, for the year ended December 31, 2012. Also includes charges of $22 million, pre-tax, or $13 million, after-tax, related to the early redemption of the Junior Subordinated Notes due 2012 and a portion of our 6.250% and 6.500% Senior Notes for the year ended December 31, 2011.
(e) Includes pre-tax expenses related to certain legal matters of $4 million for the three months ended December 31, 2012, and $26 million and $7 million for the years ended December 31, 2012 and 2011, respectively. The after-tax impact of these expenses was $3 million for the three months ended December 31, 2012, and $16 million and $4 million for the years ended December 31, 2012 and 2011, respectively.
(f) The assumed conversion of common stock equivalents produced anti-dilutive results for the three months ended December 31, 2011, and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012		2011
Operating Income (Loss)
Refining (a) (b)	$106	$(123)	$1,552		$1,179
Retail	44	27	132		89
Total Segment Operating Income (Loss)	150	(96)	1,684		1,268
Corporate and unallocated costs (g)	(69)	(59)	(282)		(188)
Operating Income (Loss) (c)	81	(155)	1,402		1,080
Interest and financing costs, net (d)	(29)	(37)	(166)		(179)
Interest income	—	—	2	2	2
Other income (expense), net (e)	(5)	1	(26)		2
Earnings (Loss) Before Income Taxes	$47	$(191)	$1,212		$905

Depreciation and Amortization Expense
Refining	$98	$93	$380		$369
Retail	10	10	39		38
Corporate	9	2	26		10
Depreciation and Amortization Expense	$117	$105	$445		$417

Capital Expenditures
Refining	$144	$100	$472		$262
Retail	28	21	74		41
Corporate	4	8	13		17
Capital Expenditures	$176	$129	$559		$320

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$1,639	$900
Inventories (h)	$1,578	$1,763
Total Assets	$10,702	$9,892
Current maturities of debt	$3	$418
Long-Term Debt	$1,587	$1,283
Total Equity	$4,737	$3,978
Total Debt to Capitalization Ratio	25%	30%
Total Debt to Capitalization Ratio excluding TLLP (i)	23%	31%

_______________
(g) Includes stock-based compensation expense of $11 million and $28 million for the three months ended December 31, 2012 and 2011, respectively, and $103 million and $53 million for the years ended December 31, 2012 and 2011, respectively. The volatility is primarily a result of changes in Tesoro's stock price during the periods as compared to the prior periods.
(h) The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $1.6 billion and $1.7 billion at December 31, 2012 and 2011, respectively.
(i) Excludes Tesoro Logistic LP’s (“TLLP”) total debt of $354 million and $50 million and noncontrolling interest of $486 million and $310 million as of and for the years ended December 31, 2012 and 2011, respectively. TLLP’s debt was primarily comprised of $350 million aggregate principal amount of Tesoro Logistics LP Senior Notes and $50 million of borrowings on TLLP’s revolving credit facility as of December 31, 2012 and 2011, respectively, which are non-recourse to Tesoro, except for Tesoro Logistics GP.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
REFINING SEGMENT	2012	2011	2012	2011
Total Refining Segment
Throughput (thousand barrels (“bbls”) per day)
Heavy crude (j)	152	148	161	171
Light crude	408	385	387	373
Other feedstocks	44	34	37	35
Total Throughput	604	567	585	579

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	313	281	290	285
Jet fuel	84	80	83	79
Diesel fuel	145	138	132	135
Heavy fuel oils, residual products, internally produced fuel and other	95	100	111	112
Total Yield	637	599	616	611

Gross refining margin ($/throughput bbl) (k)	$14.25	$6.02	$16.37	$13.94
Manufacturing costs before depreciation and amortization expense ($/throughput bbl) (k)	$4.70	$5.03	$4.72	$4.98
Segment Operating Income (Loss) ($ millions)
Gross refining margin (l)	$792	$313	$3,503	$2,944
Expenses
Manufacturing Costs	261	263	1,009	1,052
Other operating expenses	66	65	260	241
Selling, general and administrative expenses	9	11	40	43
Depreciation and amortization expense (m)	98	93	380	369
Loss on asset disposal and impairments (a)	252	4	262	60
Segment Operating Income (Loss) (b)	$106	$(123)	$1,552	$1,179

Refined Product Sales (thousand bbls per day) (n)
Gasoline and gasoline blendstocks	354	341	357	341
Jet fuel	97	93	97	91
Diesel fuel	158	153	154	143
Heavy fuel oils, residual products and other	85	92	85	85
Total Refined Product Sales	694	679	693	660

Refined Product Sales Margin ($/bbl) (k) (n)
Average sales price	$115.72	$119.00	$123.20	$121.09
Average costs of sales	105.18	112.89	110.76	109.96
Refined Product Sales Margin	$10.54	$6.11	$12.44	$11.13

________________

(j)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(k)
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs before depreciation amortization expense (“Manufacturing Costs”) per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate Manufacturing Costs per barrel; different companies may calculate it in different ways. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined products sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined products sales margin per barrel by dividing refined product sales and refined product cost of sales by total refining throughput, and subtracting refined product cost of sales per barrel from refined product sales per barrel. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(l)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $2 million for both the three months ended December 31, 2012 and 2011, respectively, and $4 million and $6 million for the years ended December 31, 2012 and 2011, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(m)
Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.60 and $1.70 for the three months ended December 31, 2012 and 2011, respectively, and $1.67 for both the years ended December 31, 2012 and 2011.

(n)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)
(Dollars in millions except per barrel amounts)

	Three Months Ended December 31,		Years Ended December 31,
Refining By Region	2012	2011	2012	2011
California (Martinez and Wilmington)
Throughput (thousand bbls per day) (o)
Heavy crude (j)	141	138	151	156
Light crude	83	75	67	60
Other feedstocks	25	28	24	25
Total Throughput	249	241	242	241

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	145	135	132	134
Jet fuel	18	19	21	20
Diesel fuel	74	69	61	63
Heavy fuel oils, residual products, internally produced fuel and other	35	39	48	45
Total Yield	272	262	262	262

Gross refining margin	$255	$38	$1,005	$1,071
Gross refining margin ($/throughput bbl) (k)	$11.14	$1.72	$11.35	$12.19
Manufacturing costs before depreciation and amortization expense ($/throughput bbl) (k)	$6.48	$6.76	$6.30	$6.90
Capital expenditures	$48	$46	$170	$121

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (o)
Heavy crude (j)	3	1	4	3
Light crude	142	137	142	144
Other feedstocks	15	1	9	6
Total Throughput	160	139	155	153

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	75	59	69	66
Jet fuel	31	28	31	30
Diesel fuel	25	25	25	27
Heavy fuel oils, residual products, internally produced fuel and other	34	31	35	35
Total Yield	165	143	160	158

Gross refining margin	$197	$76	$919	$693
Gross refining margin ($/throughput bbl) (k)	$13.42	$5.96	$16.23	$12.40
Manufacturing costs before depreciation and amortization expense ($/throughput bbl) (k)	$3.72	$4.31	$3.83	$3.64
Capital expenditures	$27	$21	$114	$59

TESORO CORPORATION
OPERATING DATA
(Unaudited)
(Dollars in millions except per barrel amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Mid-Pacific (Hawaii)
Throughput (thousand bbls per day) (o)
Heavy crude (j)	8	9	6	12
Light crude	64	63	62	59
Total Throughput	72	72	68	71

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	20	19	20	19
Jet fuel	21	20	19	18
Diesel fuel	14	13	13	13
Heavy fuel oils, residual products, internally produced fuel and other	18	22	18	22
Total Yield	73	74	70	72

Gross refining margin	$23	$(29)	$174	$105
Gross refining margin ($/throughput bbl) (k)	$3.57	$(4.33)	$6.96	$4.08
Manufacturing costs before depreciation and amortization expense ($/throughput bbl) (k)	$3.38	$3.11	$3.43	$3.65
Capital expenditures	$2	$5	$16	$13

Mid-Continent (North Dakota and Utah)
Throughput (thousand bbls per day)
Light crude	119	110	116	110
Other feedstocks	4	5	4	4
Total Throughput	123	115	120	114

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	73	68	69	66
Jet fuel	14	13	12	11
Diesel fuel	32	31	33	32
Heavy fuel oils, residual products, internally produced fuel and other	8	8	10	10
Total Yield	127	120	124	119

Gross refining margin	$315	$226	$1,401	$1,069
Gross refining margin ($/throughput bbl) (k)	$27.88	$21.38	$32.00	$25.59
Manufacturing costs before depreciation and amortization expense ($/throughput bbl) (k)	$3.11	$3.51	$3.40	$3.55
Capital expenditures	$67	$28	$172	$69
________________

(o)
We experienced reduced throughput due to scheduled turnarounds at our Martinez refinery during the 2012 first quarter and 2011 second quarter, and our Alaska and Hawaii refineries during the 2012 second quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Retail Segment	2012	2011	2012	2011
Number of Stations (end of period)
Company-operated (p)	595	376	595	376
Branded jobber/dealer	807	799	807	799
Total Stations	1,402	1,175	1,402	1,175

Average Stations (during period)
Company-operated (p)	595	376	524	377
Branded jobber/dealer	800	804	794	780
Total Average Retail Stations	1,395	1,180	1,318	1,157

Fuel Sales (millions of gallons)
Company-operated (p)	270	185	953	733
Branded jobber/dealer	192	199	787	793
Total Fuel Sales	462	384	1,740	1,526

Fuel margin ($/gallon) (q)	$0.26	$0.19	$0.22	$0.18
Merchandise Sales ($ millions)	$53	$47	$212	$200
Merchandise Margin ($ millions)	$13	$13	$54	$53
Merchandise Margin %	25%	28%	25%	27%

Segment Operating Income ($ millions)
Gross Margins
Fuel (q)	$121	$73	$385	$274
Merchandise and other non-fuel margin	20	20	84	78
Total Gross Margins	141	93	469	352
Expenses
Operating expenses	79	50	273	202
Selling, general and administrative expenses	5	4	17	17
Depreciation and amortization expense	10	10	39	38
Loss on asset disposals and impairments	3	2	8	6
Segment Operating Income	$44	$27	$132	$89
________________
(p) Reflects the acquisition of 49 stations from SUPERVALU, Inc. and the transition of 174 retail stations from Thrifty Oil Co. during 2012.

(q)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Reconciliation of Net Earnings (Loss) to EBITDA
Net earnings (loss)	$27	$(124)	$743	$546
Add: Depreciation and amortization expense	117	105	445	417
Add: Interest and financing costs, net (r)	29	36	165	177
Add: Income tax expense (benefit)	12	(73)	442	342
Less: Interest income	—	—	(2)	(2)
EBITDA (s)	$185	$(56)	$1,793	$1,480

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA
Net cash from (used in) operating activities	$410	$(173)	$1,585	$689
Less: Loss on asset disposals and impairments	255	7	271	67
Add: Changes in assets and liabilities	(170)	184	(270)	524
Add: Deferred income tax benefit (expense)	113	(26)	8	(200)
Add: Deferred charges	68	35	277	105
Add: Interest and financing costs, net (r)	29	36	165	177
Add: Income tax expense (benefit)	12	(73)	442	342
Less: Stock-based compensation expense	12	28	105	53
Less: Net earnings attributable to noncontrolling interest	8	6	27	17
Less: Amortization of debt issuance costs and discounts	3	3	12	17
Add: Other credits (charges)	1	5	1	(3)
EBITDA (s)	$185	$(56)	$1,793	$1,480

	Three Months Ended December 31, 2012	Year Ended December 31, 2012
EBITDA (s)	$185	$1,793
Add: Hawaii impairment and asset retirement obligations (a)	248	248
Adjusted EBITDA (s)	$433	$2,041
________________

(r)
Excludes foreign exchange loss of $1 million for the three months ended December 31, 2011, and foreign exchange losses of $1 million and $2 million for the years ended December 31, 2012 and 2011, respectively, in order to reconcile EBITDA. Foreign exchange losses are included in interest and financing costs, net in our statements of consolidated operations.

(s)
EBITDA represents earnings (loss) before depreciation and amortization expense, interest and financing costs, net, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus the impairment charges and asset retirement obligations related to our Hawaii refinery of $248 million for the three months and year ended December 31, 2012, respectively. We present EBITDA and Adjusted EBITDA because we believe some investors and analysts use EBITDA and Adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA and Adjusted EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA and Adjusted EBITDA should not be considered as an alternative to U.S. GAAP net income or net cash from operating activities. EBITDA and Adjusted EBITDA have important limitations as an analytical tool, because it excludes some, but not all, items that affect net income and net cash from operating activities.

SEGMENT OPERATING INCOME (LOSS) ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
Total Segment Operating Income (Loss)	$150	$(96)
Special Items, before-tax:
Loss on asset disposals and impairments (a)	255	7
Segment Operating Income (Loss) Adjusted for Special Items (t)	$405	$(89)

NET EARNINGS (LOSS) ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Net Earnings (Loss) - U.S. GAAP	$27	$(124)	$743	$546
Special Items, After-tax:
Loss on asset disposals and impairments (a)	154	4	165	41
Transaction costs (u)	6	—	8	—
Legal accrual (e)	3	—	16	4
Debt redemption charges (d)	—	—	17	13
Supplemental vacation accrual (c)	—	—	5	—
MF Global Holding Ltd. loss (v)	—	—	2	—
Washington refinery incident (b)	—	—	—	(23)
Net Earnings (Loss) Adjusted for Special Items (t)	190	(120)	956	581

Net Earnings (Loss) per Diluted Share - U.S. GAAP	$0.19	$(0.89)	$5.25	$3.81
Special Items Per Share, After-tax:
Loss on asset disposals and impairments (a)	1.09	0.02	1.17	0.28
Transaction costs (u)	0.04	—	0.06	—
Legal accrual (e)	0.02	—	0.11	0.03
Debt redemption charges (d)	—	—	0.12	0.09
Supplemental vacation accrual (c)	—	—	0.04	—
MF Global Holding Ltd. loss (v)	—	—	0.01	—
Washington refinery incident (b)	—	—	—	(0.16)
Net Earnings (Loss) per Diluted Share Adjusted for Special Items (t)	$1.34	$(0.87)	6.76	4.05

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(t)
We present segment operating income (loss) adjusted for special items (“Adjusted Segment Income”), net earnings (loss) adjusted for special items (“Adjusted Earnings”) and net earnings (loss) per diluted share adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on segment operating income, net earnings and diluted earnings per share is important information for an investor's understanding of the operations of our business and the financial information presented. Adjusted Segment Income, Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to segment operating income (loss), net earnings (loss), earnings (loss) per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Segment Income, Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.

(u)
Represents the after-tax impact of $10 million and $13 million transaction and integration costs related to the BP Acquisition, TLLP’s purchase of the Northwest Products System and the sales of various assets to TLLP for the three months and year ended December 31, 2012, respectively.

(v)	Includes a loss of $2 million, after-tax, related to the liquidation of our outstanding accounts receivable balance with MF Global Holding Ltd. for the year ended December 31, 2012.